Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Amplify Energy Corp:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-223677), Form S-3 (No. 333-215602), Form S-8 (No. 333-233679), and Form S-8 (No. 333-214213) of Amplify Energy Corp. of our report dated March 5, 2020, with respect to the consolidated balance sheet of Amplify Energy Corp. and subsidiaries as of December 31, 2019, the related statements of consolidated operations, cash flows and equity for the year then ended, and the related notes, which report appears in the December 31, 2020 Annual Report on Form 10-K of Amplify Energy Corp.

/s/ KPMG LLP

Houston, Texas

March 11, 2021